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                                                                  Exhibit (h)(5)

                                     FORM OF
                         SHAREHOLDER SERVICING AGREEMENT

THIS AGREEMENT dated as of           , 2004 by and between Security Capital Real
                           ----------
Estate Mutual Funds Incorporated ("Company"), a Maryland corporation, having its principal place of business at 11 South La Salle Street, Chicago, Illinois 60603, on behalf of its single current series, Security Capital U.S. Real Estate Shares ("Fund"), and One Group Administrative Services, Inc. ("Administrator"), a Delaware corporation having its principal place of business at 1111 Polaris Parkway, Columbus, Ohio 43240 ("Agreement"). This Agreement shall be effective February 19, 2005.

                                   WITNESSETH:

WHEREAS, the Company is an open-end, management investment company registered with the Securities and Exchange Commission ("Commission") under the Investment Company Act of 1940, as amended ("1940 Act"); and

WHEREAS, the Company wishes to have the Shareholder Servicing Agent provide certain services for holders of certain classes of shares ("Shares") of the Fund and Shareholder Servicing Agent wishes to act as the Shareholder Servicing Agent; and

WHEREAS, on September 8, 2004, the Board of Directors of the Company approved the reorganization and redomiciliation of the Fund into a series of the One Group Real Estate Fund, a series of One Group Mutual Funds, subject to the approval of the Fund's shareholders at a meeting to be held January 20, 2005 ("Reorganization"); and

WHEREAS, the Reorganization, if approved by shareholders, is expected to be completed on or about February 18, 2005, or such later date as the parties to the reorganization may agree ("Closing Date");

WHEREAS, the parties agree that this Agreement shall not become effective or shall cease to be effective with respect to the Fund, effective as of the close of business on the Closing Date, if shareholders of the Fund approve the Reorganization; and

NOW, THEREFORE, the Company and Shareholder Servicing Agent hereby agree as follows:

     1. Appointment. Shareholder Servicing Agent hereby agrees to perform certain services for holders or beneficial owners of Shares ("Shareholders") with respect to certain classes of shares of the Fund as set forth on Schedule A hereto as amended from time to time.

     2. Services to be Performed.

          2.1. Shareholder Services and Related Services. Shareholder Servicing Agent shall provide or cause its agents to provide any combination of the shareholder liaison and account maintenance services ("Shareholder Services") or related services described in Sections 2.2 and 2.3 of this Agreement.

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          2.2. Shareholder Services. For purposes of this Agreement, Shareholder
Services shall include: (a) answering Customer and registered representative inquiries regarding account status and history, the manner in which purchases and redemptions of the Shares may be effected and certain other matters pertaining to the Company; (b) providing Customer account information through a variety of electronic and non-electronic means; (c) assisting Shareholders in designating and changing dividend options, account designations and addresses;
(d) arranging for or assisting Shareholders with respect to the wiring of the funds to and from Customer accounts in connection with Customer orders to purchase, redeem or exchange Shares; (e) transmitting and receiving funds in connection with Customer orders to purchase, redeem or exchange shares; (f) verifying shareholder requests for changes to account information; (g) handling correspondence from Shareholders about their accounts; and (h) providing such other shareholder services as the Company or a Customer may reasonably request, to the extent permitted by applicable law.

          2.3. Other Related Services. Other related services include: (a) aggregating and processing purchase and redemption orders for Shares; (b) providing Shareholders with account statements showing their purchases, sales, and positions in the Fund; (c) processing dividend payments for the Fund; (d) providing sub-accounting services to the Company for Shares held for the benefit of Shareholders; (e) forwarding communications from the Company to Shareholders, including proxy statements and proxy solicitation materials, shareholder reports, dividend and tax notices, and updated Prospectuses and Statements of Additional Information; (f) receiving, tabulating, and transmitting proxies executed by Shareholders; and (g) providing support and related services to financial intermediaries in order to facilitate their processing of orders and communications with Shareholders.

          2.4. Subcontracting by Shareholder Servicing Agent. Shareholder Servicing Agent shall perform any combination of the Shareholder Services and Other Related Services described in Sections 2.2 and 2.3 of this Agreement for Shareholders and may subcontract for the performance of some or all of these services with financial intermediaries: (a) who are record owners of Fund shares; (b) with whom Shareholders have established an account that invests in Shares; or (c) who otherwise provide Shareholder Services and Other Related Services for Shareholders. Such financial intermediaries may include without limitation any one or more persons, which is an affiliate of Shareholder Servicing Agent. Unless a Company otherwise expressly agrees in writing, Shareholder Servicing Agent shall be to the same extent responsible to the Company for the acts or omissions of any subcontractor or sub-agent as it would be liable to the Company for its own acts or omissions.

          2.5. Provision of Services. Shareholder Servicing Agent shall provide such office space and equipment, telephone facilities, and personnel (which may be any part of the space, equipment, and facilities currently used in the Shareholder Servicing Agent's business, or any personnel employed by the Shareholder Servicing Agent) as may be reasonably necessary or beneficial in order to provide the services specified in Sections 2.2 and 2.3 of this Agreement to Shareholders. Shareholder Servicing Agent and its officers and employees will, upon request, be available during normal business hours to consult with the Company, the Board of Directors of the Company, or their designees concerning the performance of the Shareholder Servicing Agent's responsibilities under this Agreement. In addition, Shareholder Servicing Agent will

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furnish such information to the Company, the Board of Directors of the Company,
or their designees as they may reasonably request concerning the provision of the services specified in Sections 2.2 and 2.3 of this Agreement and will otherwise cooperate with the Company, the Board of Directors and their designees (including, without limitation any auditors or counsel designated by the Company or its board members).

     3. Fees. As full compensation for the Shareholder Services and Other Related Services described in Sections 2.2 and 2.3 of this Agreement and expenses incurred by the Shareholder Servicing Agent in providing such services, the Company, with respect to each class of Shares of the Fund shall pay the Shareholder Servicing Agent a fee at an annual rate of 0.25% of the average daily net asset value of the Fund's Shares. This fee will be computed daily and will be payable monthly in arrears.

     4. Information Pertaining to the Shares; Etc. No person is authorized to make any representations concerning the Company or any Shares except those representations contained in the Fund's then-current Prospectuses and Statements of Additional Information and in such printed information as the applicable Company or the principal underwriter for the Company may prepare or approve. Shareholder Servicing Agent further agrees to deliver to Shareholders, upon request of the Company, copies of any amended Prospectuses and Statements of Additional Information or other information prepared for distribution to Shareholders or Shareholders.

     During the term of this Agreement, the Company agrees to furnish Shareholder Servicing Agent all Prospectuses, Statements of Additional Information, proxy statements, proxy solicitation materials, reports to shareholders, and other material the Company or its agents will distribute to shareholders of the Fund.

     5. Use of Shareholder Service Agent's Name. The Company shall not use the name of Shareholder Servicing Agent in any Prospectus, sales literature or other material relating to the Company in a manner not approved by Shareholder Servicing Agent prior thereto in writing; provided, however, that the approval of Shareholder Servicing Agent shall not be required for any use of its name in a manner that merely refers in accurate and factual terms to its appointment hereunder or which is required by the Commission or any state securities authority or any other appropriate regulatory, governmental or judicial authority; provided, further, that in no event shall such approval be unreasonably withheld or delayed.

     6. Use of the Company's Name. Shareholder Servicing Agent shall not use the name of the Company or Fund on any checks, bank drafts, bank statements or forms for other than internal use in a manner not approved by the Company prior thereto in writing; provided, however, that the approval of the Company shall not be required for the use of the Company's name in connection with communications permitted by Sections 2 and 4 of this Agreement or for any use of the Company's name in a manner that merely refers in accurate and factual terms to Shareholder Servicing Agent's role hereunder or which is required by the Commission or any state securities authority or any other appropriate regulatory, governmental or judicial authority; provided, further, that in no event shall such approval be unreasonably withheld or delayed.

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     7. Security. Shareholder Servicing Agent represents and warrants that the various procedures and systems that (a) it has implemented with regard to safeguarding from loss or damage attributable to fire, theft or any other cause any Company records and other data and Shareholder Servicing Agent's records, data, equipment, facilities and other property used in the performance of its obligations hereunder are adequate and (b) it will make such changes in such procedures and systems that, from time to time, in its judgment are required for the secure performance of its obligations hereunder. The parties shall review such systems and procedures on a periodic basis, and the Company shall, from time to time, specify the types of records and other data of the Company to be safeguarded in accordance with this Section 7.

     8. Compliance with Laws; Etc. Shareholder Servicing Agent shall comply with all applicable federal and state securities laws and regulations. Shareholder Servicing Agent represents and warrants to the Company that the performance of all its obligations hereunder will comply with all applicable securities laws and regulations, the provisions of its charter documents and by laws and all material contractual obligations binding upon Shareholder Servicing Agent.

     9. Liability and Force Majeure. Shareholder Servicing Agent shall not be liable or responsible for any loss, interruption, delay or error including any loss, interruption, delay or error by reason of circumstances beyond its control (which includes but is not limited to, acts of civil or military authority, national emergencies, labor difficulties, fire, equipment failure, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, terrorism, riots or failure of communication or power supply), provided, that any loss, interruption, delay or error is not caused by the willful misfeasance, bad faith or gross negligence of Shareholder Servicing Agent, its officers, employees or agents in the performance of the Shareholder Servicing Agent's duties and obligations under this Agreement or from the reckless disregard by the Shareholder Servicing Agent, its officers, employees or agents of the Shareholder Servicing Agent's duties or obligations under this Agreement.

     10. Indemnification.

          10.1. Indemnification of Shareholder Servicing Agent. Each Company will indemnify and hold Shareholder Servicing Agent harmless, from all losses, claims, damages, liabilities or expenses (including reasonable fees and disbursements of counsel) from any claim, demand, action or suit (collectively, "Claims") (a) arising in connection with material misstatements or material omissions in the applicable Fund's Prospectuses, Statements of Additional Information, proxy statements, proxy solicitation materials, reports to shareholders or other materials prepared by the Company or its agents for distribution to the shareholders of the Fund, actions or inactions by the Company or any of its agents or contractors or the performance of Shareholder Servicing Agent's obligations hereunder and (b) not resulting from the willful misfeasance, bad faith, or gross negligence of Shareholder Servicing Agent, its officers, employees or agents, in the performance of Shareholder Servicing Agent's duties or obligations under this Agreement or from the reckless disregard by Shareholder Servicing Agent, its officers, employees or agents of Shareholder Servicing Agent's duties and obligations under this Agreement. Notwithstanding anything herein to the contrary, the Company will indemnify and hold Shareholder Servicing Agent harmless from any and all losses, claims, damages, liabilities

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or expenses (including reasonable counsel fees and expenses) resulting from any
Claim as a result of Shareholder Servicing Agent's acting in accordance with any written instructions reasonably believed by Shareholder Servicing Agent to have been executed by any person duly authorized by the Company, or as a result of acting in reliance upon any instrument or stock certificate reasonably believed by Shareholder Servicing Agent to have been genuine and signed, countersigned or executed by a person duly authorized by the Company.

     In any case in which the Company may be asked to indemnify or hold Shareholder Servicing Agent harmless, the Company shall be advised of all pertinent facts concerning the situation in question and Shareholder Servicing Agent shall use reasonable care to identify and notify the Company promptly concerning any situation that presents or appears likely to present a claim for indemnification by the Company. The Company shall have the option to defend Shareholder Servicing Agent against any Claim which may be the subject of indemnification under this Section 10.1. In the event that the Company elects to defend against such Claim, the defense shall be conducted by counsel chosen by the Company and reasonably satisfactory to Shareholder Servicing Agent. Shareholder Servicing Agent may retain additional counsel at its expense. Except with the prior written consent of the Company, Shareholder Servicing Agent shall not confess any Claim or make any compromise in any case in which the Company will be asked to indemnify Shareholder Servicing Agent.

          10.2. Indemnification of the Company. Without limiting the rights of the Company under applicable law, Shareholder Servicing Agent will indemnify and hold the Company harmless from all losses, claims, damages, liabilities or expenses (including reasonable fees and disbursements of counsel) from any Claim
(a) resulting from the willful misfeasance, bad faith or gross negligence of Shareholder Servicing Agent, its officers, employees, or agents, in the performance of Shareholder Servicing Agent's duties and obligations under this Agreement or from the reckless disregard by Shareholder Servicing Agent, its officers, employees, or agents of Shareholder Servicing Agent's duties and obligations under this Agreement, and (b) not resulting from Shareholder Servicing Agent's actions in accordance with written instructions reasonably believed by Shareholder Servicing Agent to have been executed by any person duly authorized by the Company, or in reliance upon any instrument or stock certificate reasonably believed by Shareholder Servicing Agent to have been genuine and signed, countersigned or executed by a person authorized by the Company.

     In any case in which Shareholder Servicing Agent may be asked to indemnify or hold the Company harmless, Shareholder Servicing Agent shall be advised of all pertinent facts concerning the situation in question and the Company shall use reasonable care to identify and notify Shareholder Servicing Agent promptly concerning any situation that presents or appears likely to present a claim for indemnification by Shareholder Servicing Agent. Shareholder Servicing Agent shall have the option to defend the Company against any Claim which may be the subject of indemnification under this Section 10.2. In the event that Shareholder Servicing Agent elects to defend against such Claim, the defense shall be conducted by counsel chosen by Shareholder Servicing Agent and reasonably satisfactory to the Company. The Company may retain additional counsel at its expense. Except with the prior written consent of Shareholder Servicing Agent, the Company shall not confess any Claim or make any compromise in any case in which Shareholder Servicing Agent will be asked to indemnify the Company.

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          10.3. Survival of Indemnities. The indemnities granted by the parties in this Section 10 shall survive the termination of this Agreement.

     11. Insurance. Each of the parties shall maintain reasonable insurance coverage against any and all liabilities that may arise in connection with the performance of this Agreement.

     12. Further Assurances. Each party agrees to perform such further acts and execute further documents as are necessary to effectuate the purposes hereof.

     13. Termination. This Agreement shall become effective February 19, 2005 and, unless sooner terminated as provided herein, shall continue until October 31, 2006. Thereafter, if not terminated, this Agreement shall continue automatically for successive one year terms, provided that such continuance is specifically approved at least annually by the vote of a majority of those members of the Company's Board of Directors who are not parties to this Agreement or interested persons of any such party. This Agreement may be terminated without penalty, on not less than 60 days prior written notice, by the Company's Board of Directors or by the Shareholder Servicing Agent. This Agreement will also terminate automatically in the event of its assignment. (As used in this Agreement, the terms "majority of the outstanding voting securities", "interested persons" and "assignment" shall have the same meanings as ascribed to such terms in the 1940 Act.)

     14. Privacy. Shareholder Servicing Agent acknowledges and agrees on behalf of itself and its directors, officers and employees that it may receive from financial intermediaries or the Fund other information, or access to information, about shareholders of the Fund who are "customers" or "consumers" generally as such terms are defined under Regulation S-P (17 CFR 248.1 - 248.30) (collectively, "Customer Information") including, but not limited to, non-public personal information such as a customer's name, address, telephone number, account relationships, account numbers, account balances and account histories. All information, including Customer Information, obtained pursuant to this Agreement shall be considered confidential information. Shareholder Servicing Agent shall not disclose such confidential information to any other person or entity or use such confidential information other than to carry out the purposes of this Agreement, including its use under sections 248.14 and 248.15 of Regulation S-P in the ordinary course of carrying out the purposes of this Agreement. Shareholder Servicing Agent agrees to:

     (a) Limit access to Customer Information which is obtained pursuant to this Agreement to employees who have a need to know such Customer Information to effect the purposes of this Agreement;

     (b) Safeguard and maintain the confidentiality and security of Customer Information which is obtained pursuant to this Agreement; and

     (c) Use Customer Information obtained pursuant to this Agreement only to carry out the purposes for which the Customer Information was disclosed and for no other purpose.

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     Shareholder Servicing Agent shall not, directly or through an affiliate, disclose an account number or similar form of access number or access code for an account for use in telemarketing, direct mail marketing, or marketing through electronic mail, except as permitted in Section 248.12 of Regulation S-P or applicable law.

     15. Non-exclusivity. Nothing in this Agreement shall limit or restrict the right of Shareholder Servicing Agent to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

     16. Changes; Amendments. This Agreement may be amended only by mutual written consent.

     17. Notices. Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (1) to Shareholder Servicing Agent at 1111
Polaris Parkway, Suite   , Columbus, Ohio 43240, or (2) to the Company at 11
                       --
South La Salle Street, Chicago, Illinois 60603, or at such other address as either party may designate by notice to the other party.

     18. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware.

     19. Execution of Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same Agreement.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

                                           SECURITY CAPITAL REAL ESTATE
                                           MUTUAL FUNDS INCORPORATED


                                           By:
                                               ---------------------------------

                                           Title:
                                                  ------------------------------

                                        Accepted by:

                                           ONE GROUP DEALER SERVICES, INC.


                                           By:
                                               ---------------------------------

                                           Title:
                                                  ------------------------------

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